Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Groupon, Inc. of our report dated November 27, 2014 relating to the consolidated financial statements of LivingSocial Korea, Inc., which appears in Groupon, Inc.'s Current Report on Form 8-K dated February 12, 2015. We also consent to the incorporation by reference of our reports dated December 23, 2013 relating to the consolidated financial statements of LivingSocial Korea, Inc. and Ticket Monster Inc., which appear in Groupon, Inc.'s Current Report on Form 8-K dated January 2, 2014. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Samil PricewaterhouseCoopers
Seoul, Korea
February 12, 2015